EXHIBIT 10.1

                       INVOICE PURCHASE AND SALE AGREEMENT


                  "Seller" means BPI PACKAGING TECHNOLOGIES, INC. of 455 Somerset Avenue, North Dighton, Massachusetts 02764. "Buyer" means Patriot Funding, a division of United Credit Corporation, of 15 West 44th Street, New York, New York 10036-6611 ("United"), it being understood that United and Patriot Funding are one and the same.

                  1. The Seller hereby agrees to sell to the Buyer and the Buyer hereby agrees to purchase from the Seller such of the invoices of the Seller listed on a schedule made with respect hereto as are accepted by the Buyer. The Buyer's acceptance is evidenced by its failure to cross out and have a representative place his or her initials alongside a listed invoice. The invoices so purchased are called the "Invoices." The customers of the Seller are called "Account Debtors." "Account" has the meaning given to it by the New York Uniform Commercial Code. It is anticipated that the Buyer will make purchases of Invoices to the extent of the permissible line. The permissible line is $2,000,000.00, consisting of the cash balance outstanding at any given time with respect to the sum of purchases hereunder plus fees, interest and reimbursable expenses with respect thereto.

                  2. Unless otherwise agreed, the purchase price for Invoices is the net amount thereof minus the fees and interest payable to the Buyer. For the Buyer's services in assuming the credit risk on Invoices as set forth in Paragraph 4 hereof, the Seller shall pay the Buyer a fee each month of 2% of its Invoices arising in such month. The Seller shall pay the Buyer interest each month on cash balances outstanding during the month at a rate equal to the highest prime rate as generally reported to be in effect at New York City banks during such month, plus 6% per annum. Interest shall be computed on the basis of a 360-day year applied to the actual number of days funds are outstanding or deemed to be outstanding, except as may otherwise be required under applicable law.

                  3. The purchase price is payable as follows: (a) an amount equal to approximately 70% of the underlying Invoice (the "Down Payment") at the time of the acceptance of the Invoice by the Buyer and (b) the balance (the "Back End"), subject to the further terms hereof, upon payment of the Invoice by the Account Debtor, after allowing a reasonable time after the Buyer's receipt of a check for the clearance thereof and the Buyer's administrative needs (which time in the case of checks received on a Monday through Wednesday shall be deemed to end on the following Friday, and in the case of checks received on a Thursday or Friday shall be deemed to end on the Friday of the following week). Checks received by the Buyer after 1:00 p.m. on a business day shall be deemed received on the next business day. If more than one invoice is set forth on a schedule and accepted by the Buyer the group of such invoices shall be deemed an Invoice for purposes of paragraph 2 and 3 hereof. If the payment by the Account Debtor exceeds the Down Payment plus the sums the Buyer is entitled to hereunder, the difference shall be paid to the Seller along with the Bank End.

                  4. If an Account Debtor fails to pay an Invoice within 60 days after the purchase thereof, and such failure is due solely to the Account Debtor's "Insolvency," then the Buyer shall pay the balance of the purchase price, over and above the Down Payment, promptly after the expiration of such period. The "Insolvency" of an Account Debtor is the Account Debtor's voluntary or involuntary entry into proceedings under any Federal or State law looking to the adjustment or discharge of the debts of an insolvent, which proceedings have not been dismissed by the time payment from the Buyer is due. If an Account Debtor communicates a dispute concerning the goods or services underlying the Invoice and thereafter enters Insolvency, its failure to pay shall be deemed not due solely to the Account Debtor's Insolvency. Anything herein contained to the contrary notwithstanding, the Buyer may withhold payment of any Down Payment or Back End to cover (a) any unpaid obligation of the Seller to the Buyer under this agreement, (b) any breach by the Seller of any representation or warranty hereunder, (c) any such breach by the Seller which is reasonably anticipated by the Buyer or (d) any obligation of the Seller to the Buyer under any other agreement. Any amount so withheld may be applied by the Buyer to the liabilities of the Seller to the Buyer and shall, to the extent not so applied be paid over to the Seller when it reasonably appears to the Buyer that further retention of the sum is unnecessary. In determining the existence of a breach of representation or warranty hereunder, the Buyer may rely on any oral or written advice given it which it reasonably believes to be true until the Seller furnishes the Buyer with evidence of the falsity of such advice.

                  5. Seller shall pay to Buyer, on demand, all expenses and charges incurred by Buyer in connection with the Buyer's exercising any rights under this Agreement, including, without limitation, filing fees, search fees (but initial filing and search fees shall be covered by the opening charge referred to below), delivery services, the Buyer's then current charges for wire transfer of funds, check certifications or like services, uncleared checks, credit checks, messengers and the reasonable fees and expenses of Buyer's counsel in connection with the enforcement or defense of any term of this Agreement or enforcing payment of an Invoice or account. Seller shall also pay Buyer a $1,000.00 opening charge intended to cover Buyer's expenses in initiating the transactions envisioned hereby and 1% of the permissible line as hereinabove set forth as of the commencement of this Agreement and 1% of the permissible line as then in effect on each anniversary hereof as a facility or commitment fee for Buyer's agreements hereunder (and 1% of the increase in the permissible line occurring between the start of this Agreement and any anniversary or between anniversaries hereof).

                  6. The Seller represents and warrants (a) the Seller, is and will be the sole and absolute owner, free of any lien or encumbrance, of all items of inventory on its premises, and of each Invoice at the time of the sale thereof to the Buyer and at all times thereafter; (b) the amount of each Invoice is or will be correctly stated on the schedule given to the Buyer with respect thereto at the time the schedule is delivered to the Buyer, and at such time there shall be no contingency or condition with respect to the payment of such Invoice; (c) each Invoice will be paid in full on its due date, free of any offset, deduction or counterclaim except for reasons of the Account Debtor's Insolvency; and in the event the breach of such representation and warranty results in an Account Debtor's failure to pay an invoice within the time period set forth in Paragraph 4 hereof otherwise than by reason of the Account Debtor's Insolvency, then the Seller shall promptly pay the Buyer the Down Payment with respect to such Invoice and all other sums owing by it to the Buyer hereunder or any other agreement between the parties hereto; (d) it shall keep its business operating at a level of solvency, paying, when due, all hereafter arising rent, taxes, salaries and wages; and (e) in the event the Seller shall receive any payments with respect to an Invoice or Account after the Buyer is entitled to receive payment on such Invoice or Account, then the Seller shall immediately turn over such payment to the Buyer in the original form received by the Seller, together with an identification of the Invoice or Account to which the payment belongs. Amounts due the Buyer by reason of a breach of any representation or warranty shall bear interest at the rate of 24% per annum from the date of breach. The Buyer hereby appoints the Seller as the Agent of the Buyer to grant credits and allowances on Invoices up to 5% of the face amount of any Invoice involved, provided prompt notice of such credit or allowance is given to the Buyer and the balance of the Invoice is paid within 30 days of its due date.

                  7. From the date of the Buyer's purchase of an Invoice, the Buyer shall have all the rights of an owner of the Invoice. As collateral for any and all liabilities of the Seller to the Buyer, whether for breach of a representation or covenant with respect to an Invoice, a loan, or charges or fees, the Buyer shall have a security interest in all of the Seller's present and future Accounts, contract rights, general intangibles, and inventory, wherever located, and documents related thereto and the proceeds of the foregoing. The Buyer shall have all the rights of a secured party as provided by law or hereunder with respect to such collateral. Without limiting the generality of the foregoing, it is understood the Buyer shall be entitled at any time and from time to time, and in such manner as it deems best, by itself or through any agent, (a) to verify the accuracy of any representation made hereunder or in connection with any transaction hereunder; (b) to sign and file financing statements in its own name and the name of the Seller under the Uniform Commercial Code covering the aforesaid collateral or any part thereof;
(c) to direct that payments be made directly to it on any Invoice or, after a breach by Seller of the terms hereof, on any collateral; (d) to endorse any proceeds on Invoices or Accounts that may come into its possession to permit the Buyer to collect thereon; (e) if an event of default has occurred hereunder or in the Buyer's reasonable discretion a default appears imminent, then in the Buyer's sole discretion, to compromise any dispute relating to an Invoice or an Account; and (f) after a breach of any representation or warranty by Seller, to require the Seller to assemble and make all goods included in the collateral ready for public or private sale at a place designated by the Buyer. The Seller agrees to provide Buyer all assistance deemed necessary by Buyer in connection with the sale of any inventory and the collection of any Invoices or Accounts.

                  8. In the event the Seller shall desire to borrow funds from the Buyer and the Buyer, in its discretion is agreeable to making a loan on one or more occasions to the Seller, then the interest applicable to such loan shall be interest at the rate of 24% per annum, and unless otherwise agreed in writing, the loan shall be repayable on demand.

                  9. In the event of a breach by the Seller of any term of this Agreement, then, upon the request of the Buyer, the Seller shall immediately pay to the Buyer all unpaid amounts owing by Account Debtors on all Invoices purchased by the Buyer from the Seller pursuant to the terms of this Agreement and the due date of all such Invoices, and of any outstanding loans which by their terms are not payable on demand, shall be deemed accelerated to the date of such request. The Buyer shall promptly refund to the Seller any amount paid to it in excess of the sums that the Buyer is entitled to hereunder.

                  10. No failure or delay on the part of the Buyer in exercising any power or right under this Agreement, shall operate as a waiver thereof, nor shall any partial exercise of any such right or power or any abandonment or discontinuance of any steps to enforce such right or power preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Buyer hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have. Notwithstanding the foregoing provisions of this paragraph, it is recognized that the Buyer will not rely on any immaterial breach of this Agreement, by itself, as the basis for terminating the Agreement or in accelerating the due date of any obligation of the Seller to the Buyer.

                  11. This Agreement shall be governed by the laws of New York. Seller and Buyer agree that they are subject to, and hereby irrevocably submit to, the jurisdiction of the Courts of New York or any federal court sitting in New York, New York in connection with any suit, action or proceeding arising out of or relating to this Agreement.

                  12. Notwithstanding the provisions of Paragraph 11 hereof, the parties hereto agree that any action, dispute, proceeding, claim or controversy between them, whether sounding in contract, tort or otherwise hereunder ("Dispute" or "Disputes") shall, at the election of either party, which election may be made at any time prior to the commencement of a judicial proceeding by the Buyer or in the event of a judicial proceeding instituted by the Seller, at any time prior to the last day to answer and/or respond to a summons and/or complaint of the Seller, be resolved by arbitration in accordance with the provisions of this paragraph and shall, at the election of the Buyer, include all disputes arising out of or in connection with this Agreement. Any election by the Buyer to require arbitration of any Dispute may be made without the Buyer thereby being required to arbitrate all Disputes between the parties, but only the specified Dispute with the effect of leaving to judicial determination any other Disputes. Any Dispute referred for arbitration shall be resolved by binding arbitration in accordance with Article 75 of the New York Civil Practice Law and Rules and the Commercial Arbitration rules of the American Arbitration Association ("AAA"). In the event of any inconsistency between such Rules and these arbitration provisions, these provisions shall supersede such Rules. All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding under this paragraph. In any arbitration proceeding subject to this paragraph, the arbitration panel (the "arbitrator") is specifically empowered to decide (by documents only, or with a hearing, at the arbitrator's sole discretion) pre-hearing motions which are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication. In any such arbitration proceeding, the arbitrator shall not have the power or authority to award punitive damages to any party. Judgment upon the award rendered may be entered in any court having jurisdiction. Whenever an arbitration is required, the parties shall select an arbitrator in the manner provided in this paragraph. No provisions of, nor the exercise of any rights under, this paragraph shall limit the right of the Buyer (1) to foreclose against any real or personal property collateral through judicial foreclosure, by the exercise of the power of sale under a deed of trust, mortgage or other security agreement or instrument, pursuant to applicable provisions of the Uniform Commercial Code, or otherwise pursuant to applicable law, (2) to exercise self-help remedies including but not limited to set off and repossession, or (3) to request and obtain from a court having jurisdiction before, during or after the pendency of any arbitration, provisional or ancillary remedies and relief including but not limited to injunctive or mandatory relief or the appointment of a receiver, all in accordance with the provisions of this Agreement. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of the Buyer, even if the Buyer is the plaintiff, to submit the Dispute to arbitration if the Buyer would otherwise have such right. Whenever an arbitration is required under this paragraph, the arbitrator shall be selected, except as otherwise herein provided, in accordance with the Conunercial Arbitration Rules of the AAA. The Dispute shall be decided by a majority of three persons, at least two of whom shall be attorneys with at least five years' experience representing commercial banks, factors or commercial finance companies. The arbitrator shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, arbitrators' fees, and court costs) to the prevailing party. In the event of any Dispute governed by this paragraph, each of the parties shall, subject to the award of the arbitrator, pay an equal share of the arbitrator's fees.

                  13. SELLER AND BUYER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREIN OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR IN ANY COURSE OF CONDUCT, COURSE OF DEALING, OR ACTIONS OF THE SELLER OR BUYER.

                  14. Buyer intends to make no charge for compensation which, under the circumstances existing at the time the charge therefor might be made shall constitute a violation of the maximum permissible charge to a corporation for the loan or forbearance of money under applicable law. Provided any such law would not thereby be violated, the compensation payable for any prior or subsequent month hereunder may be increased to absorb, in whole or in part, the difference between the charges computed hereunder without reference to such law and charges computed with reference to such law; it being understood that the entire period of Buyer's financing and the total of interest charges for such entire period shall be utilized in determining compliance with such law. In the event the rate of interest as determined hereunder is in excess of the maximum permissible rate, then the amount paid in excess of such maximum shall be deemed to have been payments toward the reduction of principal and not to the interest due hereunder and appropriate calculation shall be made to produce such a result. The bona fide tender of a refund of any interest erroneously collected in violation of applicable law shall be a full acquittance of Buyer.

                  15. This Agreement shall remain in effect for a period of one year and shall be renewed from year to year thereafter unless either party hereto shall give the other notice of its intention to terminate this Agreement as of the end of such initial period or any renewal year, as the case may be, at least 30 days prior to its expiration. This Agreement may be terminated by Buyer at any time because of the occurrence of an event of default by the Seller.

                  16. Notices hereunder shall be in writing and shall be delivered personally or be sent to the parties hereto at their respective addresses set forth above or to such other addresses as of which notice shall be duly given. Notices given personally shall be given to the President and notices given by mail shall be marked "Attention: President," In the case of notice intended for the Buyer, the president shall mean the President of the Patriot Funding division of United Credit Corporation.

                  17. The invalidity of any portion of this agreement shall not affect the balance of this agreement, nor shall the invalidity of any portion hereof as applied to any particular circumstance affect the validity of this agreement when applied to any other circumstances.

                  18. This agreement cannot be modified or terminated orally.

                  19. This agreement shall be binding on the parties hereto and their respective successors and assigns.

Dated:  August 10, 1998

                                   SELLER:  BPI PACKAGING TECHNOLOGIES, INC.


                                   By: /s/ C.J. Beresford

                                   BUYER: PATRIOT FUNDING DIVISION OF
                                          UNITED CREDIT CORPORATION


                                   By: /s/